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                                                            Rule 424(b)(3)
                                                            File No. 333-58723

Pricing Supplement No. 34                                   Dated: June 30, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)



U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes - Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $15,000,000                 Issue Price: 100.00%

Original Issue Date: July 6, 1999             Stated Maturity Date: July 6, 2004

Form: [X] Book-Entry [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 6th day of January, April, July and October, beginning October 18, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 6th day of, January, April, July and October, beginning October 18, 1999 up to and including the Stated Maturity Date.
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Interest Determination Date(s): Two London Banking Days prior to each Interest
Reset Date

Initial Interest Rate: To Be Determined

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): +.43%                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .2182%

Other Provisions:    a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO.
                          34 UNDER MTN-SERIES I PROGRAM: $2,179,375,000.00
                     b)   CUSIP #42333HLU4

Agent:     Warburg Dillon Read
           677 Washington Boulevard
           Stanford, CT 06901